Exhibit 99.1

Silverstar Holdings Completes Second Closing of Private Placement of Common Stock and
Warrants, Bringing Total Private Placement Proceeds to $9 Million

        BOCA RATON, Fla., August 7, 2007 (PRIME NEWSWIRE) -- Silverstar Holdings, Ltd. (Nasdaq:SSTR) today announced the completion of the second  closing of its private placement of Common Stock and Warrants, bringing total gross proceeds in the private placement to $9 million.  On August 30, 2007, the Company received shareholder approval for the second closing at a Special Meeting of Shareholders. Roth Capital Partners served as placement agent on the offering. In the deal, Clive Kabatznik, CEO, and Mike Levy, Chairman, invested.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities mentioned in this release. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended. These securities described in this release have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent and effective registration statement covering such securities or an applicable exemption from such registration requirements.

About Silverstar Holdings:

Silverstar Holdings Ltd. is an international publisher and developer of interactive entertainment software. It currently owns Empire Interactive, PLC and Strategy First, Inc. Empire Interactive (www.empireinteractive.com) is a leading developer and publisher of interactive entertainment software games, including Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut. Empire’s products are delivered on both console and PC platforms. Strategy First (www.strategyfirst.com) is a developer and worldwide publisher of entertainment software for the PC. For more information about Silverstar Holdings visit www.silverstarholdings.com

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company’s filings with the Securities and Exchange Commission.

Company contact

Silverstar Holdings Ltd.
Clive Kabatznik, President and CEO, 561-479-0040
clive@silverstarholdings.com

or

Investor Relations

Liolios Group, Inc.
Matt Glover or Ron Both, 949-574-3860
info@liolios.com